Exhibit 99.2

Broad Street Realty, LLC.

BROAD STREET REALTY, LLC

Balance Sheets

(in thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$348	$138
Accounts receivable, net of allowances of $46 and $171	1,352	969
Receivables due from related parties	1,288	1,191
Other assets, net	3,438	1,579
Total current assets	6,426	3,877
Right-of-use assets, net	1,290	-
Corporate property, net	93	74
Total Assets	$7,809	$3,951

Liabilities and Members' Deficit
Current liabilities
Current maturities of long-term debt	$4,419	$4,638
Payables due to related parties	5,522	2,224
Accounts payable and accrued liabilities	3,499	1,801
Deferred revenue	245	332
Total current liabilities	13,685	8,995
Operating lease liabilities	1,389	-
Total liabilities	15,074	8,995

Commitments and contingencies (Note 6)
Members' Deficit	(7,265)	(5,044)
Total Liabilities and Members' Deficit	$7,809	$3,951

See accompanying notes to interim financial statements.

BROAD STREET REALTY, LLC

Statements of Operations

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Revenues
Commissions	$2,916	$2,559
Management and other fees	1,940	1,884
Total revenues	4,856	4,443
Expenses
Cost of services	2,011	1,241
Depreciation and amortization	13	22
Bad debt expense	153	218
General and administrative	3,917	3,645
Total operating expenses	6,094	5,126
Operating loss	(1,238)	(683)

Other income (expense)
Interest and other income	-	42
Other expense	(88)	(105)
Merger-related expense	(464)	-
Interest expense	(213)	(174)
Total other income (expense)	(765)	(237)
Net loss	$(2,003)	$(920)

See accompanying notes to interim financial statements.

BROAD STREET REALTY, LLC

Statements of Members’ Deficit

(in thousands)

(Unaudited)

Members' Deficit
Balance at December 31, 2017	$(2,223)
Net loss	(920)
Member distributions	(521)
Balance at September 30, 2018	$(3,664)

Members' Deficit
Balance at December 31, 2018	$(5,044)
Net loss	(2,003)
Member distributions	(218)
Balance at September 30, 2019	$(7,265)

See accompanying notes to interim financial statements.

BROAD STREET REALTY, LLC

Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,003)	$(920)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13	22
Straight-line rent liability	2	12
Bad debt expense	153	218
Changes in operating assets and liabilities
Accounts receivable	(499)	(387)
Other assets	391	(143)
Receivables due from related parties	(79)	215
Accounts payable and accrued liabilities	606	86
Payables due to related parties	21	75
Deferred revenues	(87)	248
Net cash used in operating activities	(1,482)	(574)
Cash flows from investing activities
Capitalized pre-acquisition costs	(979)	-
Capital expenditures for corporate property, net	(32)	-
Net cash used in investing activities	(1,011)	-
Cash flows from financing activities
Borrowings under debt agreements	-	1,125
Repayments under debt agreements	(219)	(445)
Capitalized pre-offering costs	(82)	-
Distributions to members	(218)	(521)
Proceeds from related parties	3,612	762
Payments to related parties	(390)	(346)
Net cash provided by financing activities	2,703	575
Net increase in cash and cash equivalents	210	1
Cash and cash equivalents at beginning of period	138	1
Cash and cash equivalents at end of period	$348	$2

Supplemental Disclosure of Cash Flow Information
Interest paid	$253	$173
Accrued pre-offering costs	1,184	-
Accrued pre-acquisition costs	405	-

See accompanying notes to interim financial statements.

BROAD STREET REALTY, LLC

Notes to Interim Financial Statements

Unaudited

September 30, 2019

Note 1 - Organization and Nature of Business

Broad Street Realty, LLC (the “Company”) is a real estate management and brokerage company, which is 50% owned by Michael Z. Jacoby and 50% owned by Thomas M. Yockey. The Company provides property management services and real estate brokerage services for a portfolio of separately owned retail real estate properties. As of September 30, 2019, the Company owned no real properties; therefore, all of its revenues were derived from its property management and brokerage services.

Note 2 – Significant Accounting Policies and Related Matters

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial statements. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for a full year. The financial statements and related notes do not include all information and footnotes required by GAAP for annual financial statements. These interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2018, included in the Form 8-K/A filed by Broad Street Realty, Inc. with the Securities and Exchange Commission (the “SEC”) on December 22, 2020.

For information about significant accounting policies, refer to the Company’s audited financial statements and notes thereto for the year ended December 31, 2018 included in the Form 8-K/A filed by Broad Street Realty, Inc. with the SEC on December 22, 2020. During the nine months ended September 30, 2019, there were no material changes to these policies except as noted below.

Recent Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheet and making targeted improvements to lessor accounting. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU 2018-11, Targeted Improvements.

The new standard became effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, financial information prior to that date was not adjusted and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company has elected the “package of practical expedients,” which permits it not to reassess under the new standard the Company’s prior conclusions about lease identification, lease classification and initial direct costs. The Company made an accounting policy election to exempt short-term leases of 12 months or less from balance sheet recognition requirements associated with the new standard. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements, the latter not being material to the Company.

The most significant effect for the Company as lessee relates to the recognition of new right-of-use assets and lease liabilities on its balance sheet for four office leases and two equipment leases. Upon adoption, the Company recognized additional operating liabilities of approximately $1.6 million with corresponding right-of-use assets of the same amount. These amounts are based on the present value of the remaining minimum rental payments under current leasing standards for these six existing operating leases. As of September 30, 2019, the value of the lease liabilities and right-of-use assets, net included on the Company’s balance sheet was approximately $1.4 million and $1.3 million, respectively.

In addition, due to the new standard’s narrowed definition of initial direct costs, lease origination costs that were previously capitalized as initial direct costs and amortized to expense over the lease term are now expensed as incurred. See Note 6, Commitment and Contingencies, for additional information on the impact of ASC 842 adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard also requires additional disclosures related to significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio.  The amended guidance is effective for the Company for fiscal years, and interim periods within those years, beginning January 1, 2023. The Company is evaluating the impact of adopting this new accounting standard on the Company’s financial statements and related disclosures.

Note 3 – Related Party Transactions

As of September 30, 2019, the Company had approximately $1.3 million in receivables due from related parties, which includes a loan of approximately $0.9 million due from a member of the Company and approximately $0.4 million due from properties managed by the Company. The loan due from a member of the Company was not completed under a formal agreement and did not include any interest provisions or repayment terms. This loan was collected by the Company during the fourth quarter of 2019. As of September 30, 2019, the Company had approximately $5.5 million in payables due to related parties which includes approximately $5.4 million due to properties managed by the Company related to amounts borrowed by the Company for working capital and approximately $0.1 million due to an entity that is owned by the members of the Company. Approximately $0.1 million and $4.6 million of these receivables and payables outstanding as of September 30, 2019, respectively, were settled with the mergers completed in December 2019, which are described in Note 10 under the heading “—Merger with MedAmerica Properties Inc.”

As of December 31, 2018, the Company had $1.2 million in receivables due from related parties, which includes a loan of approximately $1.0 million due from a member of the Company and approximately $0.2 million due from properties managed by the Company. Additionally, as of December 31, 2018, the Company had $2.2 million in payables due to related parties, which includes approximately $2.1 million due to properties managed by the Company related to amounts borrowed by the Company for working capital and approximately $0.1 million due to an entity that is owned by the members of the Company.

Approximately $2.2 million and $2.4 million of the Company’s total revenue for the nine months ended September 30, 2019 and September 30, 2018, respectively, was generated from related parties. Additionally, approximately $0.4 million and $0.2 million of the Company’s accounts receivable, net balance at September 30, 2019 and December 31, 2018, respectively, was owed from related parties.

Note 4 - Other Assets

Items included in other assets, net on the Company’s balance sheets as of September 30, 2019 and December 31, 2018 are detailed in the table below (dollars in thousands):

	September 30, 2019	December 31, 2018
Pre-acquisition costs	$1,630	$309
Pre-offering costs	1,321	393
Other receivables, net of allowance of $143 and $143	315	611
Prepaid assets and deposits	172	266
	$3,438	$1,579

Note 5 – Debt

The table below details the Company’s debt balance as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	Maturity Date (1)	Rate Type	Interest Rate at September 30, 2019	Balance Outstanding at September 30, 2019	Balance Outstanding at December 31, 2018
Acquisitions Line of Credit	April 1, 2019	Floating (2)	6.0%	$1,000	$1,000
Accounts Receivable Based Line of Credit	April 1, 2019	Floating (2)	6.0%	1,250	1,250
Working Capital Line of Credit	April 1, 2019	Floating (2)	6.0%	750	750
Guidance Line of Credit	April 30, 2019	Fixed	7.00%	619	658
Business Term Loan	December 7, 2022	Fixed	5.25%	830	1,010
Unamortized deferred financing costs				(30)	(30)
Total Debt				$4,419	$4,638
(1)

The Company’s debt includes multiple loans with a maturity date of April 1, 2019 that were not paid off at maturity and were not formally extended with the lender due to anticipation of payoff upon closing of the mergers. All outstanding debt balances were paid off on December 27, 2019 in conjunction with the mergers described in Note 10 under the heading “—Merger with MedAmerica Properties Inc.”

(2)	The interest rate is the greater of (i) 5.25% and (ii) LIBOR plus 4.0%

In December 2017, the Company entered into a $3.25 million loan agreement with EagleBank, which was comprised of (i) a $1.25 million term loan, (ii) a $1.25 million accounts receivable line of credit and (iii) a $0.75 million working capital line of credit.

The $1.25 million term loan was advanced in full to the Company in December 2017 and requires principal payments of approximately $0.2 million per year until maturity in December 2022. Interest on the term loan is payable monthly and bears a rate of 5.5% for outstanding balances greater than $1,010,000 and 5.25% for balances equal to or less than $1,010,000. The Company has the option to make a single curtailment payment of $0.5 million, which would reduce the interest payment on the loan to 5.0%. The outstanding balance at September 30, 2019 was $0.8 million and the interest rate was 5.25%.

The accounts receivable line of credit allows for the Company to borrow up to $1.25 million provided that the outstanding principal balance does not exceed 80% of Eligible Accounts Receivable, as defined in the loan agreement. The accounts receivable line of credit matured in April 2019, required interest only payments until maturity and carried an interest rate equal to the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the accounts receivable line of credit at September 30, 2019 was 6.0%. The $1.25 million line of credit was advanced in full to the Company as of September 30, 2019.

The working capital line of credit allows for the Company to borrow up to $0.75 million for working capital needs and matured on April 1, 2019. The working capital line of credit carried an interest rate equal to the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the working capital line of credit at September 30, 2019 was 6.0%. The $0.75 million line of credit was advanced in full to the Company as of September 30, 2019.

In December 2017, the Company entered into a $1.0 million loan agreement with EagleBank for an acquisitions line of credit that matured in April 2019. Advances under the acquisition line of credit required an executed purchase agreement for the acquisition of a property and approval by the lender. Interest on the acquisitions line of credit was the greater of (i) LIBOR plus 4.0% and (ii) 5.25%. The interest rate on the acquisitions line of credit at September 30, 2019 was 6.0%. The $1.0 million acquisition line of credit was advanced in full to the Company as of September 30, 2019.

In October 2015, the Company entered into a loan agreement with EagleBank for a $2.0 million revolving line of credit. The line of credit had a one-year term and is reviewed by the lender annually for renewal. Each request for advance under the line of credit is evidenced by a sub-note that carried a maturity of nine months subsequent to the advance. The $2.0 million line of credit has expired; therefore, the Company had no availability under the line at September 30, 2019. One sub-note remained outstanding at September 30, 2019, which had an outstanding balance of $0.6 million and matured on April 30, 2019. The outstanding interest rate on the sub-note as of September 30, 2019 was 7.0%.

All outstanding debt balances were paid off on December 27, 2019 in conjunction with the mergers described in Note 10 under the heading “—Merger with MedAmerica Properties Inc.”.

Covenants

The Company’s $3.25 million loan agreement requires the Company maintain a debt service coverage ratio of not less than 1.25 to 1. Additionally, both the $3.25 million loan agreement and the $1.0 million acquisition line of credit loan agreement require the Company to maintain a deposit balance, as defined by the agreements, of not less than 12% of the aggregate face amount of the loans. If the Company fails to maintain the minimum deposit balance required, the lender has the right to increase the applicable interest rates under each of the loans by 0.25% until the minimum deposit balance is achieved for a semi-annual period. As of September 30, 2019, the Company was not compliance with the covenants under the loan agreements; therefore, the outstanding amounts have been reflected as current maturities on the balance sheets regardless of their scheduled maturity.

Note 6 - Commitments and Contingencies

Commitments

Leases

At the inception of a lease and over its term, the Company evaluates each lease to determine the proper lease classification. Certain of these leases provide the Company with the contractual right to use and economically benefit from all of the space specified in the lease. Therefore, the Company has determined that they should be evaluated as lease arrangements. As of September 30, 2019, the Company was obligated under operating lease agreements consisting primarily of the Company’s four office and two equipment leases. The majority of our office leases contain provisions for specified annual increases over the rents of the prior year and are computed based on a specified annual increase over the prior year’s rent, generally between 3.0% and 4.0%. Our office leases have initial terms ranging from 3 to 7 years.

In accordance with the adoption of the new lease accounting standard (see Note 2 “—Recent Accounting Pronouncements”) the Company recorded right-of-use assets and related lease liabilities for these leases as of January 1, 2019. As of September 30, 2019, the Company’s weighted average remaining lease term is approximately 3.8 years and the weighted average discount rate used to calculate the Company’s lease liability is approximately 6.3%. The Company has not recognized a right-of-use asset and lease liability for leases with terms of 12 months or less and without an option to purchase the underlying asset.

In calculating the right-of-use assets and related lease liabilities, the Company’s lease payments are typically discounted at its incremental borrowing rate because the interest rate implicit in the lease cannot be readily determined in the absence of key inputs which are typically not reported by our lessors. Judgment was used to estimate the secured borrowing rate associated with our leases and reflects the lease term specific to each lease.

The Company remeasures its lease liabilities monthly at the present value of the future lease payments using the discount rate determined at lease commencement. Rent expense relating to these operating leases, including straight-line rent, was approximately $0.3 million for each of the nine months ended September 30, 2019 and 2018 and is recorded in general and administrative in our statements of operations.

The Company’s future minimum lease payments for its operating leases as of September 30, 2019 under ASC 842 were as follows (dollars in thousands):

For the year ending:
2019 (3 months)	$111
2020	410
2021	391
2022	360
2023	303
2024	1
Total undiscounted future minimum lease payments	1,576
Discount	(187)
Operating lease liabilities	$1,389

The Company’s future minimum lease payments as of December 31, 2018 under ASC 840 were as follows (dollars in thousands):

For the year ending:
2019	$440
2020	410
2021	391
2022	360
2023	303
Thereafter	1
Total	$1,905

Contingencies

From time to time, the Company may be subject to claims and suits in the ordinary course of business. The Company is not aware of any pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on its financial condition, results of operations or cash flows.

Note 7 – Revenues

Disaggregated Revenue

The following tables represents a disaggregation of revenues from contracts with customers for the nine months ended September 30, 2019 and 2018 and by type of service (dollars in thousands):

	Topic 606	For the nine months ended September 30,
	Revenue Recognition	2019	2018
Topic 606 Revenues
Leasing commissions	Point in time	$2,916	$2,222
Property and asset management fees	Over time	1,213	1,132
Engineering services	Over time	395	341
Sales commissions	Point in time	-	337
Equity fees	Point in time	100	166
Development fees	Over time	168	70
Acquisition and disposition fees	Point in time	-	81
Guaranty fees	Over time	23	23
Topic 606 Revenue		4,815	4,372
Out of Scope of Topic 606 revenue
Sublease income		41	71
Total Out of Scope of Topic 606 revenue		41	71
Total Revenue		$4,856	$4,443

Note 8 – Employee Benefit Plan

The Company has a 401(k) retirement plan (the “Plan”), which permits all eligible employees to defer a portion of their compensation under the Internal Revenue Code of 1986, as amended. Pursuant to the provisions of the Plan, the Company may make discretionary contributions on behalf of the eligible employees. The Company made contributions to the Plan of less than $0.1 million for each of the nine months ended September 30, 2019 and September 30, 2018.

Note 9 - Fair Value of Financial Instruments

Financial Assets and Liabilities Not Carried at Fair Value

The carrying amounts of cash and cash equivalents, receivables and payables are reasonable estimates of their fair value as of September 30, 2019 and December 31, 2018 due to their short-term nature of these instruments (Level 1).

As of September 30, 2019 and December 31, 2018, the Company’s indebtedness was comprised of borrowings that bear interest at LIBOR plus a margin and borrowings at fixed rates. The fair value of the Company’s $3.0 million in borrowings under variable rates at both September 30, 2019 and December 31, 2018 approximate their carrying values as the debt is at variable rates currently available and resets on a monthly basis.

The fair value of the Company’s fixed rate debt as of September 30, 2019 and December 31, 2018 is estimated by using Level 2 inputs such as discounting the estimated future cash flows using current market rates for similar loans that would be made to borrowers with similar credit ratings and for the same remaining maturities. As of September 30, 2019, the fair value of the Company’s $1.4 million fixed rate debt was estimated to be approximately $1.5 million. As of December 31, 2018, the fair value of the Company’s $1.7 million fixed rate debt was estimated to be approximately $1.8 million.

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement at such fair value amounts may not be possible.

Note 10 – Subsequent Events

Merger with MedAmerica Properties Inc.

On May 28, 2019, MedAmerica Properties Inc. and certain of its subsidiaries (“MedAmerica”) entered into 19 separate agreements and plans of merger (collectively, the “Merger Agreements”) with each of the Company, Broad Street Ventures, LLC (“BSV”) and each of the 17 property entities to be acquired (the “Broad Street Entities”), all of which are related parties. The Merger Agreements relate to a series of 19 mergers (“Mergers”) whereby the Company, BSV and each Broad Street Entity would become subsidiaries of MedAmerica.

On December 27, 2019 (the “Merger Date”), MedAmerica completed 11 of the Mergers (the “Initial Mergers”), including the Mergers with the Company and BSV and Mergers with nine other Broad Street Entities. The Merger between the Company and a wholly owned subsidiary of MedAmerica was accounted for as a reverse acquisition and recapitalization, with the Company being treated as the accounting acquirer. In addition, upon completion of the Initial Mergers, MedAmerica’s name was changed to “Broad Street Realty, Inc.” MedAmerica, after completion of the Initial Mergers, is referred to herein as “Broad Street.”

On December 31, 2019, Broad Street completed one additional Merger whereby it acquired Brookhill Azalea Shopping Center. As consideration for the Mergers had closed as of December 31, 2019, Broad Street has issued an aggregate of 18,776,768 shares of common stock and 2,827,904 units of limited partnership interest in its operating partnership (“OP  units”) to investors in the Broad Street Entities party to the Mergers. In addition, certain prior investors in the Broad Street Entities received an aggregate of $0.9 million in cash as a portion of the consideration for the Initial Mergers.

In July 2020, Broad Street closed one Merger whereby it acquired Lamar Station Plaza East, issuing an aggregate of 884,143 shares of common stock as consideration for the Merger.

As of the date of the issuance of these financial statements, there are six Mergers that have not been completed. Broad Street expects to issue an aggregate of 10,400,779 shares of common stock and 573,529 OP units as consideration for the additional Mergers. Until the closing of the remaining Mergers, Broad Street will continue to manage these six properties and receive management fees.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic and, on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The pandemic has led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to mitigate its spread, including restrictions on freedom of movement and business operations, such as travel bans, border closings, business closures, quarantines and shelter-in-place or similar orders.

The full impact of the COVID-19 pandemic continues to evolve as of the date of the issuance of these financial statements. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the impact of the COVID-19 pandemic and related government measures on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the daily evolution of the COVID-19 pandemic and the global responses to curb its spread, the Company cannot accurately predict the effect on future periods, but it expects the pandemic and the related government measures will have a material adverse impact on its financial condition, liquidity, results of operations and cash flows in 2020 and beyond.

CARES Act

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the Small Business Administration (“SBA”) Paycheck Protection Program (the “PPP”) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company received funds under the PPP as described below under the heading (“—PPP Loan”).

The Company continues to examine the impact that the CARES Act may have on its business. Currently, the Company is unable to determine the impact that the CARES Act will have on its financial condition, results of operation, or liquidity.

PPP Loan

On April 20, 2020, the Company entered into a promissory note (the “PPP Note”) with MVB Bank, Inc. (“MVB”) with respect to an unsecured loan of approximately $0.8 million (the “PPP Loan”) pursuant to the PPP. The PPP Loan bears interest at a rate of 1.0% per year. The PPP Note contains certain events of default relating to, among other things, failure to make any payment when due and material adverse changes in the borrower’s financial condition. The occurrence of an event of default, following any applicable cure period, would permit MVB to declare the unpaid principal, accrued and unpaid interest and all other amounts payable under the PPP Note to be immediately due and payable.

Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of a loan granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and certain mortgage interest, rent and utility expenses. The terms of any forgiveness may also be subject to further requirements under any regulations and guidelines the SBA may adopt. The Company can provide no assurances that it will obtain forgiveness of the PPP Loan in whole or in part. If the Company does not obtain forgiveness it is required to make 24 monthly payments of principal and interest in the amount of $32,032. The PPP Loan matures on October 20, 2022.